Exhibit 99.2

ADA Carbon Solutions, LLC and Subsidiaries
Condensed Consolidated Financial Statements
September 30, 2018 and 2017

ADA Carbon Solutions, LLC and Subsidiaries
Index
September 30, 2018 and 2017

ADA Carbon Solutions, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
September 30, 2018 and December 31, 2017 (unaudited)

	September 30,	December 31,
(in thousands)	2018	2017
Assets
Cash and cash equivalents	$400	$1,880
Restricted cash	295	295
Trade and other receivables, net	7,972	8,104
Inventories	18,257	16,436
Prepaid expenses and other current assets	4,747	4,294
Total current assets	31,671	31,009
Property, plant and equipment, net	255,592	272,826
Other long-term assets, net	17,621	17,358
Total assets	$304,884	$321,193
Liabilities and Members' Equity
Accounts payable	$1,975	$647
Accrued liabilities and other current liabilities	10,136	7,072
Current indebtedness	104,052	12,876
Total current liabilities	116,163	20,595
Long-term indebtedness	4,307	91,312
Other long-term liabilities	1,870	1,931
Total liabilities	122,340	113,838
Commitments and contingencies (Note 11)
Redeemable preferred equity	10,484	10,136
Total members' equity	172,060	197,219
Total liabilities and members' equity	$304,884	$321,193

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
Nine months ended September 30, 2018 and 2017 (unaudited)

	Nine months ended September 30,
(in thousands)	2018	2017

Revenues	$50,179	$56,168
Cost of goods sold	34,913	34,486
Depreciation, depletion and accretion	18,366	16,830
Gross margin	(3,100)	4,852
General and administrative	12,813	10,884
Depreciation, amortization and impairment	475	598
Operating loss	(16,388)	(6,630)
Interest expense	(8,849)	(8,732)
Other income	426	303
Net loss	$(24,811)	$(15,059)
The accompanying notes are an integral part of these condensed consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Condensed Consolidated Statements of Members’ Equity
For the Nine Months Ended September 31, 2018 and 2017 (unaudited)

(in thousands)	Member II	Member III	Member IV	Member VI	Member VII	Total
January 1, 2017	$90,881	$57,034	$29,921	$36,281	$2,095	$216,212
Capital Contribution	2,121	1,333	698	848	—	5,000
Preferred return	(147)	(93)	(49)	(59)	—	(348)
Net loss	(6,388)	(4,014)	(2,103)	(2,554)	—	(15,059)
September 30, 2017	86,467	54,260	28,467	34,516	2,095	205,805

January 1, 2018	82,824	51,971	27,269	33,060	2,095	197,219
Preferred return	(147)	(93)	(49)	(59)	—	(348)
Net loss	(10,525)	(6,614)	(3,464)	(4,208)	—	(24,811)
September 30, 2018	$72,152	$45,264	$23,756	$28,793	$2,095	$172,060
The accompanying notes are an integral part of these condensed consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2018 and 2017 (unaudited)

	Nine months ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities
Reconciliation of net loss to net cash provided by (used in) operating activities
Net loss	$(24,811)	$(15,059)
Items not affecting cash
Depreciation, depletion, accretion and amortization	18,841	17,408
Accrued interest converted to debt	5,355	—
Loss on disposal of assets	—	19
Impairment on property, plant and equipment	—	20
Long term incentive plan	45	—
Provision for inventory impairment	17	—
Gain on derivative instrument	(56)	(186)
Changes in operating assets and liabilities
Trade and other receivables	131	13
Inventories	(1,735)	(3,423)
Prepaid expenses and other assets	(503)	294
Accounts payable, accrued liabilities,
and other current liabilities	4,725	(715)
Other liabilities	(573)	923
Net cash provided by (used in) operating activities	1,436	(706)
Cash flows from investing activities
Additions to property, plant and equipment	(2,126)	(5,410)
Additions to mine development costs	(766)	(489)
Proceeds from plant, property, and equipment	—	30
Net cash used in investing activities	(2,892)	(5,869)
Cash flows from financing activities
Capital contribution	—	5,000
Proceeds from borrowings	7,234	14,808
Payments on borrowings	(6,374)	(11,296)
Payments on long-term debt	—	(888)
Deferred financing fees	201	199
Principal payments under capital lease obligations	(1,085)	(1,148)
Net cash (used in) provided by financing activities	(24)	6,675
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,480)	100
Cash, cash equivalents and restricted cash at beginning of period	2,175	1,194
Cash, cash equivalents and restricted cash at end of period	$695	$1,294

Supplemental disclosure of cash flow information
Cash paid for interest	$3,372	$8,533

Noncash items
Acquisition of property, plant and equipment under capital lease	$—	$915
Change in accrued purchases for property, plant and equipment	$(44)	$(399)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2018 and 2017 (unaudited)

1.	Company Background
The accompanying condensed consolidated financial statements include the accounts of ADA Carbon Solutions, LLC (“ADA”) which was formed as of February 19, 2008, its wholly owned subsidiary, ADA Carbon Solutions (Operations), LLC (“OPS”), and the direct and indirect wholly owned subsidiaries of OPS, ADA Carbon Solutions (Red River), LLC (“Red River”); Crowfoot Supply Company, LLC; Five Forks Mining, LLC (“FFM”); ACS Land Company, LLC; ADA Carbon Solutions (Vortex Operations), LLC, ADA Carbon Solutions (Vortex IP), LLC, and CarbPure Technologies, LLC (individually or in any combination with its subsidiaries, “ACS”).
ACS produces activated carbon (“AC”) primarily for use in the coal-burning utility, water and waste water treatment industries. ACS owns and operates an active AC manufacturing facility (“Red River Plant”) and an AC processing and R&D facility (“Crowfoot Facility”), both located in Louisiana. ACS produces AC from lignite coal. ACS owns a surface lignite mine (“Five Forks Mine”) in Louisiana, which had its surface mining permit approved by the Louisiana Office of Conservation (“LOC”) in January 2012 and commenced commercial mining operations in 2012.
ACS is owned by Energy Capital Partners I, LP (“ECP I”), Energy Capital Partners I-A, LP (“ECP I‑A”), Energy Capital Partners I-B IP, LP (“ECP I-B”) and Energy Capital Partners I (Crowfoot IP), LP (“ECP CF”) (collectively “ECP”). ECP has all of the voting membership interests in ACS. Carbon Solutions Management, LLC (“CSM”) holds certain nonvoting net profit interests in ACS representing less than a 5% interest in ACS as part of a management equity program. The members of ACS as of September 30, 2018 and 2017 were ECP and CSM. ACS’s income and losses are allocated to its members based upon their respective ownership percentages.

2.     Summary of Significant Accounting Policies
Principles of Consolidation
The condensed consolidated financial statements of ACS include the accounts of ACS and its wholly owned subsidiaries. All intercompany balances have been eliminated from the condensed consolidated financial statements.
Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include those related to useful lives, and recoverability of long-term assets, loss contingencies, stock-based compensation, accrued liabilities and reclamation liabilities. ACS bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.
Recent Accounting Pronouncements Adopted
In November 2016, the FASB Issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash which applies to all entities that have restricted cash or restricted cash equivalents and are required to present statement of cash flows under Topic 230. The standard is effective for fiscal years beginning after December 15, 2017. The Company implemented the provision of ASU 2016-18 on January 1, 2018. The adoption of ASU 2016-18 did not have a material impact on the consolidated financial statements of the Company.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for this Company during annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A - Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs - Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. The effective date for this Company is annual periods beginning after December 15, 2018, and interim periods beginning in 2020 and must be adopted using either a full retrospective method or a modified retrospective method. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

3.     Inventories
The following table summarizes ACS’s inventory recorded at the lower of average cost or net realizable value as of September 30, 2018 and 2017 (in thousands):

	As of
	September 30, 2018	December 31, 2017

Product inventory	$16,324	$15,398
Raw material inventory	1,933	1,038
	$18,257	$16,436

4.    Property, Plant, Equipment and Mine Development Costs, net
Property, plant and equipment were comprised of the following (in thousands)

		As of
	Useful Life in Years	September 30, 2018	December 31, 2017

Land and land improvements	1 – 40	$5,475	$5,323
Plant and operating equipment	1 – 40	356,579	353,143
Furniture, fixtures and office equipment	3 – 10	2,651	2,735
Software	3 – 5	1,465	1,488
Vehicles	5 – 20	1,381	1,470
Leasehold improvements		337	337
Construction in process		5,864	8,625
Accumulated depreciation		(118,160)	(100,295)
		$255,592	$272,826
In the nine months ending September 30, 2018 and 2017, ACS recorded depreciation expense of approximately $18.1 million and $16.6 million, respectively.
FFM financed the purchase of mining equipment for the Five Forks Mine through Caterpillar Financial Services Corporation (“CAT”) and Demery Resources Company, L.L.C. The financing transactions have been recorded as capital leases. The total amount recorded as capital lease assets as of September 30, 2018 and December 31, 2017 was $7.5 million and $11.8 million, net of accumulated depreciation of $3.4 million and $5.6 million, respectively. The equipment is included in plant and operating equipment in these financial statements.

5.    Accrued liabilities
Accrued liabilities were comprised of the following:

	As of
	September 30, 2018	December 31, 2017

Accrued purchases	$6,810	$2,502
Accrued compensation	3,164	2,855
Other	162	1,715
	$10,136	$7,072

6.    Employee Benefits
401(k) Retirement Plan
ACS has a 401(k) plan for all full-time employees and matches a portion of employees’ voluntary contributions. For the nine months ended September 30, 2018 and 2017, the 401(k) contribution match expense was approximately $446 thousand and $411 thousand, respectively.
7.    Concentration of Credit Risk
Sales to customers who represent 10% of ASC’s sales were as follows:

	For the nine months ended September 30,
	2018	2017

Customer
A	11%	10%
B	10	11
C	10	—
As of September 30, 2018 and December 31, 2017, three customers represented approximately 45% and 33% of ACS’s trade receivables, respectively.

8.     Commitments and Contingencies
Royalties
ADA and certain of its subsidiaries (collectively, the “JV Defendants”), ADA-ES, Inc. (“ADA-ES”) and one of its subsidiaries (collectively, the “ADA-ES Defendants”), and certain individual defendants were previously involved in litigation with Norit Americas, Inc. (“Norit”). The Norit lawsuit was initially filed in Texas and later moved to arbitration and, in April 2011, an arbitration panel issued an interim award that held in favor of Norit on certain of its claims.
On December 29, 2017, ECP and ACS entered into separate settlement agreements with, (i) Norit and (ii) ADA-ES and its parent company Advanced Emissions Solutions, Inc., and ADA-ES and its parent company Advanced Emissions Solutions, Inc. entered into a separate settlement agreement with Norit. Pursuant to the terms of those settlement agreements, (i) the ADA group paid $3.3 million to Norit, (ii) Norit released ACS, ECP and the ADA Group from any further royalty obligations, and (iii) ACS and ECP released ADA from its royalty indemnity obligations.  No further royalty payments are due to Norit following ADA-ES and its parent company Advanced Emissions Solutions, Inc. $3.3 million payment.
At December 31, 2016, ACS held $ 7.2 million in letters of credit from ADA-ES and its parent company Advanced Emissions Solutions, securing their obligations to indemnify ADA Carbon Solutions, LLC and the other JV Defendants for the royalty payment obligations that were released in the December 29, 2017 settlement. Pursuant to the December 29, 2017 settlement, ACS was required to return the remaining $4.5 million in letters of credit, which it did on January 8, 2018.
Retention & Performance Award Plan
The 2016 Retention & Performance Award Plan is designed to promote the retention of certain key employees for a period lasting until 90 days after a change of control of ACS or the effective date of the registration of securities of ACS, or a successor entity resulting from a reorganization of ACS, in an initial public offering (collectively, a “triggering event”), and to promote the engagement of certain key employees of ACS in the process leading to a change of control or initial public offering. During 2017, ACS amended the 2016 Retention & Performance Award Plan to eliminate the plan termination date of March 31, 2018 and allow ACS to specify that the amount of an employee’s 2016 Plan Award may be reduced by amounts paid to the employee under the employee’s Long Term Incentive Plan Award for Executives (discussed in Note 12).
As of September 30, 2018, a triggering event had not occurred and accordingly no amount has been recognized in the financial statements. If a triggering event should occur, the expense to be recognized would be $2.7 million under the 2016 Retention and Performance Awards.
During August 2018, ACS approved the 2018 Change in Control Retention Plan which is designed to provide retention incentives for certain eligible employees for a period lasting until 90 days after a change of control of ACS or the effective date of the registration of securities of ACS, or a successor entity resulting from a reorganization of ACS, in an initial public offering.
As of September 30, 2018, a triggering event had not occurred and accordingly no amount has been recognized in the financial statements. If a triggering event should occur, the expense to be recognized would be $0.1 million under the 2018 Change in Control Retention Plan.
Legal Matters
ACS is from time to time subject to legal actions and regulatory proceedings arising from the normal course of its business. In the nine months ended September 30, 2018 and 2017 there were no material amounts paid or accrued for in connection with the settlement of legal actions and regulatory proceedings. ACS does not have any other ongoing legal actions or regulatory proceedings that we expect to have a material adverse impact on our business in future periods.

Future Lease Commitments
ACS has certain operating expenses and leases for offices and equipment, with terms ranging up to approximately 10 years. The annual minimum lease payments for the next five years and thereafter are presented below:

	Minimum Payments	Minimum Payments
	Capital Leases	Capital Leases

Year Ended December 31,
Remainder of 2018	$306	$822
2019	1,201	2,920
2020	1,111	1,914
2021	1,180	1,392
2022	342	70
Thereafter	1,270
	5,410	$7,118
Amount representing interest	680
Present value of future minimum rental payments	4,730
Less: Current portion of obligations under capital leases	964
Long-term portion of obligations under capital leases	$3,766
For the nine months ended September 30, 2018 and 2017, lease expense totaled approximately $3.2 million and $3.2 million, respectively.

9.    Long-Term Debt Obligations
A summary of debt and capital leases at September 30, 2018 and December 31, 2017 is as follows:

	As of
	September 30, 2018	December 31, 2017

Babson capital finance - term loan	$93,284	$87,929
Working capital facility	8,020	5,500
Equipment financing	2,325	3,985
Capital lease obligations	4,730	6,975
Net unamortized debt issuance costs	—	(201)
	108,359	104,188
Less: Current maturities	(104,052)	(12,876)
Long-term debt	$4,307	$91,312
Term Loan
OPS entered into a loan agreement with certain lenders and Babson Capital Finance LLC (“Babson”), as administrative agent for the lenders, on September 27, 2013. The loan agreement provided OPS with a principal loan amount of $74 million. The interest rate on the Babson loan was 10.5% per annum through September 27, 2015 and increased to 12% per annum through September 27, 2018, which is the remaining term of the loan. OPS elected to treat the interest as paid in kind per the loan agreement through June 27, 2015.
On April 28, 2016 OPS executed an amendment to the credit agreement pursuant to which the parties thereto agreed to amend the initial quarter that the financial covenant applies from December 31, 2016 to December 31, 2017. In addition, quarterly principal prepayments of $888,170 with a two percent pre-payment penalty commenced on March 31, 2017 through the maturity date.
On June 29, 2017 OPS executed an amendment to the credit agreement which waived the quarterly principal prepayments of $888,170 beginning June 30, 2017 through March 31, 2018; eliminated the financial covenant for the quarterly period December 31, 2017 through June 30, 2018; extended the maturity date one year to September 27, 2019; and increased the interest rate by 2% per quarter beginning September 28, 2018 provided the loan is not paid in full by September 27, 2018. As a condition of effectiveness to the amendment, ECP made a capital contribution of $5 million on June 29, 2017.
On June 21, 2018 OPS executed an amendment to the credit agreement which allows OPS to elect to pay interest in kind beginning with the quarter ending June 30, 2018. On August 7, 2018 OPS executed an amendment to the credit agreement which eliminated the financial covenant until December 31, 2018.
During the nine months ended September 30, 2018, OPS paid cash interest of $2.6 million and paid interest in kind of $5.3 million. During the nine months ended September 30, 2017, OPS paid cash interest of $7.9 million.

Vectra Bank Colorado Revolving Credit Agreement
Red River entered a revolving credit agreement with Vectra Bank Colorado (“Vectra Bank”) on September 16, 2016. The credit agreement provided Red River with the ability to borrow funds of up to $10 million against 80% of eligible accounts receivable and the lesser of 50% of eligible finished product inventory or $5,000,000. The Vectra Bank credit agreement requires Red River to maintain a Quarterly Fixed Charge Coverage Ratio and OPS to maintain a Quarterly Debt Service Coverage Ratio.
At March 31, 2018, OPS did not meet their Quarterly Debt Service Coverage Ratio with Vectra. Management obtained a covenant waiver from Vectra for the quarter ending March 31, 2018 and also obtained a parent guarantee letter from ECP which states in the event OPS needs financial support to meet its obligations at any time through April 30, 2019, ECP intends to provide any necessary cash through capital contributions or loans to OPS required to cure any potential covenant violations, that are not waived by Babson related to OPS debt arrangements with Babson and Vectra.
On September 12, 2018, Vectra waived the Quarterly Debt Service Coverage Ratio for the revolving credit agreement and the equipment financing for the quarters ending June 30, 2018 and September 30, 2018; waived the Annual Debt Service Coverage Ratio; and amended the Stated Termination Date of the agreement to January 31, 2019.
At all times, Red River had maintained compliance with the Quarterly Fixed Charge Coverage Ratio.
As of September 30, 2018, $8.0 million and $18 thousand was outstanding related to principal and interest, respectively, and $2.0 million was available under the revolving credit agreement. As of December 31, 2017, $5.5 million and $21 thousand was outstanding related to principal and interest, respectively, and $4.5 million was available under the revolving credit agreement. As described above, the specified covenants were waived and accordingly, there are no restrictions on borrowing the amounts available under the revolving credit agreement.
Vectra Bank Colorado Equipment Financing
On April 28, 2016, Red River entered into a Security Agreement and Promissory Note to finance certain equipment that is located primarily at the Red River facility. The principal amount borrowed was $4.3 million. Principal and interest of $127 thousand is due in 36 monthly payments, commencing on June 2, 2016. The financed equipment serves as collateral for the loan.
On May 23, 2017 Red River entered into a second Security Agreement and Promissory Note to finance certain equipment that is located primarily at the Red River facility. The principal amount borrowed was $2.3 million. Principal and interest of $68 thousand is due in 36 monthly payments, commencing on June 2, 2016. The financed equipment serves as collateral for the loan.
Contractual maturities on long-term debt are as follows (in thousands):

Amount

December 31,
Remaining 2018	$806
2019	103,688
2020	1,311
2021	1,095
2022	274
Thereafter	1,185
$108,359
10.    Long Term Incentive Plan
The ACS Long Term Incentive Plan for Executives (“LTIP Plan”) is designed to provide incentive awards to certain eligible executives of the Company. Each eligible executive is awarded an amount equal to 50% of the eligible executive’s base pay in effect on the payment date.
During 2017 ACS amended the LTIP Plan to allow the Company to defer payment of certain LTIP Plan awards until after the occurrence of a triggering date or event.

ACS recognized $45 thousand and zero in noncash compensation expense (recorded in general and administrative expense) during the nine months ended September 30, 2018 and September 30, 2017, respectively. The balance is reported within other long-term liabilities on the condensed consolidated Balance Sheet. During the nine months ended September 30, 2018 and September 30, 2017, ACS paid $167 thousand and $61 thousand, respectively, to both vested and terminated employees under terms of the plan.
11.    Redeemable Preferred Equity
Redeemable preferred equity is comprised of preferred equity contributions pursuant to the Limited Liability Company Agreement of ACS, as amended (the “LLC Agreement”). Unreturned Preferred Equity carries a 12% annualized return.
ECP has the right to convert all or any portion of its Unreturned Preferred Equity, which consists of preferred equity contributions and the preferred return, into ordinary capital contributions, thereby increasing its percentage interest in ACS. The Unreturned Preferred Equity is a nonvoting interest in ACS unless and until it is converted into an ordinary capital contribution. Preferred capital contributions have priority in repayment, along with the preferred return, before any ordinary capital is distributed.
As set forth in the LLC Agreement, prior to December 29, 2010, outstanding cumulative redeemable preferred equity contributions were $98.5 million with an annualized preferred return of $16.6 million. Effective April 1, 2012, ECP converted the $86.5 million of preferred equity and $16.6 million of unpaid preferred return into ordinary capital. The preferred return rate was also reduced from 12% to 5% with the conversion. On September 27, 2013, ECP redeemed $2.7 million of preferred equity in connection with the closing of the Babson term loan agreement.
The changes in Redeemable Preferred Equity for the nine months ended September 30, 2018 are summarized in the table below:

(in thousands)	Member II	Member III	Member IV	Member VI	Member VII	Total
January 1, 2018	$4,300	$2,702	$1,415	$1,719	$—	$10,136
Preferred return	148	93	48	59	—	348
September 30, 2018	$4,448	$2,795	$1,463	$1,778	$—	$10,484

12.    Members’ Equity
Members’ equity is comprised of ordinary capital contributions pursuant to the LLC Agreement. Ordinary capital retains all voting rights and is used for allocation of all gains and losses.

As described in note 9 above, ECP made a capital contribution on $5 million on June 29, 2017. As of September 30, 2018 and December 31, 2017, ECP has made cumulative ordinary capital contributions of approximately $105.8.
Net Profit Interests
CSM holds net profit interests in ACS. CSM was organized on January 11, 2011. Certain members of CSM who are employees of ACS received net profit interests. Net profit interests participate in distributions and vest over varying periods; however, all unvested profit interests would immediately vest in the event of a change in control of ACS. The terms of the net profit interests do not provide for voting rights, are not convertible to common stock and contain restrictions that significantly limit liquidity. Net profit interests are accounted for as compensatory awards. ACS determines the fair value of the net profit interests as of the respective grant date and accounts for all awards issued prior to December 31, 2013 as equity based awards. The net profit interests were valued utilizing an option pricing method, which models the net profit interests as call options on the underlying equity value.
Due to a change in the net profit interest provision, all net profit interests issued after December 31, 2013, are accounted for as liability based awards.

Phantom Interests
ACS issued phantom interest awards to employees of ACS who received their net profit interest in CSM after their hire date. The phantom interest awards compensate employees through a cash settlement upon a triggering event, which could be a change in control of ACS or termination of the employee. The phantom interests are accounted for as liability awards. ACS calculates the liability annually based on the fair value of the awards at the end of each year. The estimated fair value of the phantom interest awards was zero at September 30, 2018 and December 31, 2017. No amount was recognized as phantom interest expense during the nine months ended September 30, 2018 and 2017 and the liability is zero at September 30 2018 and December 31, 2017.
13.    Subsequent Events
ACS has evaluated subsequent events through February 20, 2019, the date the condensed consolidated financial statements were issued.
On December 7, 2018, Advanced Emissions Solutions, Inc, agreed to acquire ACS for a total consideration of $75.0 million cash plus fees.